Exhibit 99.1

Contact:	Cynthia Swain Vice President, Corporate Communications L-3 Communications 212-697-1111

Contact:	Financial Dynamics Investors: Eric Boyriven, Olivia Pirovano For Immediate Release Media: Evan Goetz 212-850-5600

L-3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2005 RESULTS
–Sales, Operating Income and Diluted Earnings Per Share Increase
51.7%, 39.5% and 22.8%, Respectively

NEW YORK, NY, January 31, 2006 – L-3 Communications (NYSE: LLL) today announced strong results for the 2005 fourth quarter, including sales of $2,900.2 million, operating income of $306.1 million, diluted earnings per share of $1.24, net cash from operating activities of $267.3 million and free cash flow(1) of $287.0 million.

For the 2005 fourth quarter, consolidated sales increased by $989.0 million, or 51.7%, to $2,900.2 million from consolidated sales of $1,911.2 million for the 2004 fourth quarter. The increase in consolidated sales from acquired businesses was $784.4 million, or 41.0%, including $608.6 million from the acquisition of The Titan Corporation (Titan) on July 29, 2005. Consolidated organic sales growth(2) was 10.7%, or $204.6 million. Organic sales growth for the company's defense businesses was 11.0%, or $186.2 million, driven primarily by strong demand for intelligence, surveillance and reconnaissance (ISR) systems and products, secure networked communications systems, aircraft modernization and maintenance, government services and several specialized products, including those for simulation devices, guidance and navigation, electro-optical/infrared (EO/IR) and acoustic undersea anti-submarine warfare products. Organic sales growth for the company's commercial businesses was 8.5%, or $18.4 million, primarily due to volume increases for airport security products and microwave components, which were partially offset by volume decreases for commercial aviation products.

Consolidated operating income for the 2005 fourth quarter increased by 39.5% to $306.1 million from $219.5 million for the 2004 fourth quarter. Consolidated operating income as a percentage of sales (operating margin) was 10.6% for the 2005 fourth quarter, compared to 11.5% for the 2004 fourth quarter. This decrease was principally due to the Titan acquired businesses, which reduced consolidated operating margin by 60 basis points because Titan's business is largely performed under lower margin (and lower risk) cost-reimbursable type and time-and-material type contracts. The changes in operating margin are further explained in the company's segment results discussed below.

Interest and other (income) expense was a loss of $0.9 million for the 2005 fourth quarter, compared with income of $9.0 million for the 2004 fourth quarter. The decrease in other income is due primarily to a write-down of $5.8 million of the carrying value of certain investments because the decline in values were determined to be other than temporary.

Notes:

(1)	See discussion, definition and calculation of free cash flow on the financial tables attached to this press release.

(2)	Organic sales growth is defined as the current period vs. prior period increase or decrease in sales excluding the increase in sales from acquired businesses.

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L-3 Communications Announces Fourth Quarter 2005 Results

Interest expense for the 2005 fourth quarter increased by $29.1 million, or 75.6%, to $67.6 million, compared to the 2004 fourth quarter, primarily due to interest incurred on debt issued to finance the Titan acquisition.

Net income for the 2005 fourth quarter increased by 26.9% to $151.4 million, compared to net income of $119.3 million for the 2004 fourth quarter. Diluted earnings per share (EPS) increased by 22.8% to $1.24, compared to $1.01 for the 2004 fourth quarter.

For the 2005 fourth quarter, funded orders increased by 32.1% to $2,773.0 million, compared to funded orders of $2,098.6 million for the 2004 fourth quarter. At December 31, 2005, funded backlog was $7,000.9 million, an increase of 47.1%, compared to funded backlog of $4,757.9 million at December 31, 2004.

Net cash from operating activities for the 2005 fourth quarter increased by 25.7% to $267.3 million from $212.7 million for the 2004 fourth quarter. The 2005 fourth quarter included payments of $67.4 million to settle Titan shareholder class action and derivative action lawsuits, which were assumed by L-3 as part of the Titan acquisition. Free cash flow for the 2005 fourth quarter increased by $98.9 million, or 52.6%, to $287.0 million, compared to free cash flow of $188.1 million for the 2004 fourth quarter. Free cash flow for the 2005 fourth quarter excludes the aforementioned legal settlement payments.

"L-3 finished the year with strong fourth-quarter performance," said Frank C. Lanza, chairman and chief executive officer of L-3 Communications. "We had solid growth in several of our business areas, including ISR, secure communications, government services, security detection systems, simulation devices, microwave components, EO/IR products and displays."

FULL YEAR RESULTS

For the year ended December 31, 2005, consolidated sales increased by $2,547.7 million, or 36.9%, to $9,444.7 million from consolidated sales of $6,897.0 million for the year ended December 31, 2004. The increase in consolidated sales from acquired businesses was $1,744.4 million, or 25.3%, including $1,052.3 million from the Titan acquisition. Consolidated organic sales growth was 11.6%, or $803.3 million. Organic sales growth for the company's defense businesses was 11.7%, or $722.1 million, driven primarily by continued strong demand for ISR systems and products, secure networked communications systems, aircraft modernization and maintenance, government services and several specialized products, including simulation devices, acoustic undersea anti-submarine warfare products, naval power equipment, military displays and antenna systems and EO/IR products. Organic sales growth for the company's commercial businesses was 11.0%, or $81.2 million, primarily due to increases for airport security systems and commercial aviation products.

Consolidated operating income for the year ended December 31, 2005 increased by 33.1% to $996.7 million from $748.6 million for the year ended December 31, 2004. Consolidated operating margin was 10.6% for the year ended December 31, 2005, compared to 10.9% for the year ended December 31, 2004. The decrease in operating margin was primarily due to the Titan acquired businesses.

Other income for the year ended December 31, 2005 was $5.5 million, compared to $7.3 million for the year ended December 31, 2004. The decrease is primarily due to write-downs of the carrying value of investments, as discussed earlier offset by higher interest income earned because of higher average interest rates on cash and cash equivalents.

Interest expense for the year ended December 31, 2005 increased by $58.9 million, or 40.5%, to $204.2 million, compared to the year ended December 31, 2004, primarily due to interest incurred on debt issued to finance the Titan acquisition.

The income tax provision for the year ended December 31, 2005, was based on an effective income tax rate of 35.5%, compared to 36.0%, for the year ended December 31, 2004. The income tax provision for 2005 included a tax benefit for the favorable disposition of certain tax contingencies,

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L-3 Communications Announces Fourth Quarter 2005 Results

which reduced the full year effective tax rate by approximately 100 basis points and was recorded in the 2005 third quarter. Additionally, during 2005 the company's income tax credits for research and experimentation expenditures declined because of the Titan acquired businesses.

Net income for the year ended December 31, 2005 increased by 33.2% to $508.5 million, compared to net income of $381.9 million for the year ended December 31, 2004. Diluted EPS increased by 26.1% to $4.20, compared to $3.33 for the year ended December 31, 2004.

For the year ended December 31, 2005, funded orders increased by 37.0% to $10,365.4 million, compared to funded orders of $7,563.7 million for the year ended December 31, 2004.

Net cash from operating activities for the year ended December 31, 2005 increased by 36.4% to $846.8 million from $620.7 million for the year ended December 31, 2004. Free cash flow for the year ended December 31, 2005 increased by $245.4 million, or 44.4%, to $797.5 million, compared to free cash flow of $552.1 million for the year ended December 31, 2004. As discussed earlier, the 2005 fourth quarter included payments of $67.4 million to settle Titan shareholder class action and derivative action lawsuits, which were assumed by L-3 as part of the Titan acquisition. Free cash flow for the year ended December 31, 2005 excludes the aforementioned legal settlement payments.

The company's cash and cash equivalents decreased by $259.5 million to $393.9 million at December 31, 2005, compared to $653.4 million at December 31, 2004. The decrease in cash was primarily due to amounts used to finance business acquisitions, including the Titan acquisition, partially offset by increases in the company's free cash flow and net proceeds from debt offerings.

Total debt increased by $2,443.7 million to $4,633.5 million at December 31, 2005 from $2,189.8 million at December 31, 2004, primarily due to $2,450.0 million of borrowings to finance the Titan acquisition. Available borrowings under the company's revolving credit facilities after reduction for outstanding letters of credit were approximately $895.2 million at December 31, 2005.

Shareholders' equity increased by $690.9 million to $4,490.7 million at December 31, 2005, compared to $3,799.8 million at December 31, 2004, resulting from the company's net income, less dividends paid plus proceeds from the exercise of stock options during the year ended December 31, 2005.

Total debt as a percentage of book capitalization (total debt plus minority interests plus shareholders' equity) increased to 50.3% at December 31, 2005, from 36.1% at December 31, 2004, reflecting the additional borrowings described above.

REPORTABLE SEGMENTS

Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR)

C3ISR sales for the 2005 fourth quarter increased by $281.9 million, or 66.6%, to $705.2 million from sales of $423.3 million for the 2004 fourth quarter. The increase in sales from acquired businesses was $215.0 million, primarily related to the Titan acquired businesses. Organic sales growth was $66.9 million, or 15.8%, driven by demand for upgrades of airborne mission and ISR systems for allied foreign governments, secure networked communications systems and secure terminal equipment. C3ISR generated operating income of $71.4 million for the 2005 fourth quarter, compared to $61.4 million for the 2004 fourth quarter. Operating margin decreased to 10.1% from 14.5% for the 2004 fourth quarter. The decrease in operating margin is primarily due to lower margins from the Titan acquired businesses, lower unit sales prices on secure terminal equipment and certain contracts in the early stages of performance that replaced higher-margin sales on certain mature contracts. Orders for the C3ISR segment were $622.1 million during the 2005 fourth quarter.

For the year ended December 31, 2005, sales for C3ISR increased by $506.5 million, or 30.4%, to $2,170.1 million from sales of $1,663.6 million for the year ended December 31, 2004. The increase in sales from acquired businesses was $377.0 million. Organic sales growth was $129.5 million, or 7.8%.

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L-3 Communications Announces Fourth Quarter 2005 Results

C3ISR generated operating income of $249.9 million for the year ended December 31, 2005, compared to $218.0 million for the year ended December 31, 2004. Operating margin decreased to 11.5% from 13.1%. The trends affecting C3ISR results for the year ended December 31, 2005 were similar to those affecting the 2005 fourth quarter, except that organic sales growth was greater in the 2005 fourth quarter due to the timing of product shipments and an increase in production. Additionally, for the full year 2005 the negative effects on operating margins from the Titan acquired businesses and lower margins on contracts in the early stages of performance were less pronounced than in the 2005 fourth quarter.

Government Services

Government Services sales for the 2005 fourth quarter increased by $384.0 million, or 130.4%, to $678.5 million from sales of $294.5 million for the 2004 fourth quarter. The increase in sales from acquired businesses was $320.4 million, primarily related to the Titan acquired businesses. Organic sales growth was $63.6 million, or 21.6%, driven primarily by increased volume for international training services and intelligence support services, as well as sales growth for communications systems and engineering support, equipment logistics support and recruiting services for the U.S. Army. Government Services generated operating income of $65.5 million for the 2005 fourth quarter, compared to $39.0 million for the 2004 fourth quarter. Operating margin decreased to 9.7% from 13.2%, primarily due to lower margins from the Titan acquired businesses, and lower margins on certain contracts in the early stages of performance that replaced higher-margin sales on certain mature contracts. Orders for the Government Services segment were $728.2 million during the 2005 fourth quarter.

For the year ended December 31, 2005, sales for Government Services increased by $759.9 million, or 71.7%, to $1,819.8 million from sales of $1,059.9 million for the year ended December 31, 2004. The increase in sales from acquired businesses was $600.5 million. Organic sales growth was $159.4 million, or 15.0%. Government Services generated operating income of $168.6 million for the year ended December 31, 2005, compared to $124.1 million for the year ended December 31, 2004. Operating margin decreased to 9.3% from 11.7%. The trends affecting Government Services results for the year ended December 31, 2005 were similar to those affecting the 2005 fourth quarter, but the full year 2005 also included higher sales due to increased support services for the U.S. Missile Defense Agency. Operating margins for the full year 2005 also included cost overruns on certain fixed price contracts, which occurred in the first quarter of 2005. In addition, the negative impact on operating margins from the Titan acquired businesses for the full year 2005 was less pronounced than in the 2005 fourth quarter.

Aircraft Modernization and Maintenance (AM&M)

AM&M sales for the 2005 fourth quarter increased by $40.0 million, or 7.4%, to $584.2 million from sales of $544.2 million in the 2004 fourth quarter. Organic sales growth was $16.4 million, or 3.0%, driven by the recent competitively awarded Canadian Maritime Helicopter Program (MHP). Aircraft base operations support volume declined slightly due to the loss of a utility aircraft support contract. The increase in sales from the L-3 Electronics Systems acquired business, which was acquired on December 30, 2004, was $23.6 million. AM&M generated operating income of $57.7 million for the 2005 fourth quarter, compared to $44.8 million for 2004 fourth quarter. Operating margin increased to 9.9% from 8.2%, primarily due to higher sales volume on MHP, and aircraft base operations, support and maintenance. Orders for the AM&M segment were $606.8 million during the 2005 fourth quarter.

For the year ended December 31, 2005, sales for AM&M increased by $376.2 million, or 19.7%, to $2,289.1 million from sales of $1,912.9 million for the year ended December 31, 2004. Organic sales growth was $285.4 million, or 14.9%, driven by volume increases in aircraft base operations support and the MHP contract. The increase in sales from acquired businesses was $90.8 million. AM&M generated operating income of $227.4 million for the year ended December 31, 2005, compared to $186.1 million for the year ended December 31, 2004. Operating margin increased to 9.9% from 9.7%, primarily due to higher volume on aircraft base operations support, partially offset by lower margins for the L-3 Electronics Systems acquired business.

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L-3 Communications Announces Fourth Quarter 2005 Results

Specialized Products

Specialized Products sales for the 2005 fourth quarter increased by $283.1 million, or 43.6%, to $932.3 million from sales of $649.2 million in the 2004 fourth quarter. The increase in sales from acquired businesses was $225.4 million. Acquired businesses primarily include certain divisions of Titan, CAE's Marine Controls division, Boeing Electron Dynamic Devices, Inc., and General Dynamics' Propulsion Systems business unit, all of which were acquired in 2005, and the Raytheon Commercial Infrared business and Cincinnati Electronics, Inc., both of which were acquired in 2004. Organic sales growth was $57.7 million, or 8.9%, primarily due to higher sales volume for airport security systems, as well as increases for simulation devices, microwave components, guidance, navigation, EO/IR and acoustic undersea anti-submarine warfare products. These increases were partially offset by volume declines for commercial aviation products. Specialized Products generated operating income of $111.5 million for the 2005 fourth quarter, compared to $74.3 million for the 2004 fourth quarter. Operating margin increased to 12.0% from 11.4%, primarily due to higher margins from several of the acquired businesses, continued cost improvements for naval power equipment and higher sales volume for microwave components. These increases in operating margin were partially reduced by lower sales of higher margin commercial aviation products. Operating income for the 2005 fourth quarter also included a gain of $3.1 million for the recovery of a claim against a supplier related to the Combat Survivor Evader Locator (CSEL) program. During the nine months ended September 30, 2005, the company had recorded an aggregate charge of $4.3 million for the recall and replacement of previously shipped products for the CSEL program. Orders for the Specialized Products segment were $815.9 million during the 2005 fourth quarter.

For the year ended December 31, 2005, sales for Specialized Products increased by $905.1 million, or 40.0%, to $3,165.7 million, from sales of $2,260.6 million for the year ended December 31, 2004. The increase in sales from acquired businesses was $676.1 million. Organic sales growth was $229.0 million, or 10.1%, driven by the same trends affecting the 2005 fourth quarter, but also included higher volume for commercial aviation products due primarily to Federal Aviation Administration (FAA) mandates for Terrain Awareness Warning Systems (TAWS), which became effective in March 2005. Organic sales growth for the year also included higher sales of military displays, antennas and telemetry products. Specialized Products generated operating income of $350.8 million for the year ended December 31, 2005, compared to $220.4 million for the year ended December 31, 2004. Operating margin increased to 11.1% from 9.7%, a larger improvement than for the 2005 fourth quarter, due to trends similar to those affecting the 2005 fourth quarter, as well as higher sales volume and cost improvements for simulation devices and commercial aviation products, partially offset by lower margins on recently introduced cargo security systems. Operating income for the full year 2005 also included a charge of $1.2 million, net of a recovery from a claim against a supplier on the CSEL program.

OUTLOOK

"We expect that 2006 will be another year of growth for L-3," said Mr. Lanza. "Our current funded backlog continues to be very solid and the defense outlook for 2006 remains strong." Mr. Lanza noted that overall defense spending in 2006 is at $451.5 billion, including $76.9 billion for weapons and equipment and $70.0 billion for research and development, as well as $50.0 billion for the war efforts in Iraq and Afghanistan.

Mr. Lanza also said that for some time both parties in the U.S. Congress have expressed concern about spiraling platform costs and have insisted on a number of reforms, including monitoring changes in base-line cost estimates and stricter standards for accounting and cost management. Congress has also asked the Department of Defense (DoD) to provide a report in September 2006, that reviews key Lead Systems Integrator (LSI) practices such as pass-through fees, signifying the legislature's expectation that the Pentagon find ways of improving supervision and reducing costs.

"It is clear that with new platform costs rising dramatically from their original projections, the DoD will not be able to afford every one under development," said Mr. Lanza. "The DoD budgets for 2007 and

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L-3 Communications Announces Fourth Quarter 2005 Results

2008 in all likelihood will be unable to sustain major increases to accommodate the rising costs of platforms because of demands from other sectors of the federal budget. Instead, we believe that top-line growth for the defense budgets from 2007 on will be in the order of 3% to 4% per year."

"As a result, we expect that in the 2008 timeframe the DoD will have to make the difficult decisions on affordability to either delay, reduce or cancel several new programs in order to keep within budget limitations. The need to maintain readiness will require the DoD to continue its modernization and upgrade program, which will be accelerated when troops and their assets are returned from the wars in Iraq and Afghanistan. This is further confirmed by the U.S. Army's chief, who has declared the modernization of the modular brigades Basic Combat Training a top priority."

"Some have speculated that the upcoming Quadrennial Defense Review (QDR) will focus on specific program cancellations or changes, but that has not been the historical role of this document," continued Mr. Lanza. "We believe the QDR will continue to be a capabilities and force structure road map, outlining how the military will transform itself, how it needs to be structured to handle new threats such as insurgencies and reiterating the need for trained forces and equipment for postwar nation building efforts."

"We believe that the transformational capabilities outlined in the QDR and the need for modernization and upgrade of existing assets will favor each of L-3's business segments," said Mr. Lanza. He noted that the capabilities consistently requested by the DoD are communications and ISR, special operations forces (SOF), mobility programs, sea and precision weaponry, unmanned aerial vehicles (UAVs) and robotics. Also a key focus of the DoD will be stability of "fragile states", post-conflict reconstruction, force analysis, simulators and simulations, mobilization and pre-deployment training, leap-ahead non-lethal technologies and sensors.

"We see several areas of opportunity for L-3 as we move into the end of the decade," said Mr. Lanza. "We have deliberately structured L-3 to participate in the priority sectors of the investment account, as well as the growing Operations and Maintenance (O&M) budget. Nation building has become an increasingly important part of the capability needed by the DoD, Department of Justice and the State Department, and L-3 has strategic, long-term contracts with each of those agencies."

"In addition, L-3 has increased its position as a prime contractor in a number of areas, including ISR, Government Services and AM&M programs. As the roles and missions of the SOF expand, L-3 can increase its existing support of those missions. There are also near-term opportunities in Canada and in the United Kingdom to participate in their in-country C3ISR modernization initiatives."

In the homeland security market, Mr. Lanza said that natural disasters in the fall of 2005 have alerted federal, state and local governments to the need for crisis management, emergency vehicles and products for law enforcement, areas in which L-3 has an array of offerings. L-3 also has one of the largest portfolios of systems, products and services for airport, maritime and port security and intrusion detection and there are many international opportunities to provide these solutions in 2006. The company's Advanced Container Security Device (ACSD) has been funded by the Homeland Security Advanced Research Projects Agency and will enter sea trials when this pre-production phase is completed. L-3's ACSD is designed to sense container breaches, door intrusion, over-temperature and high shock events, and the presence of a living being. The system is designed to have a very low false alarm rate and has an embedded digital signal processor and a wireless communication system.

Mr. Lanza also noted that there continues to be many attractive business acquisition opportunities in the defense sector. "Many of these potential targets are affordable and in the revenue range of $50 million to $500 million," said Mr. Lanza. "We continue to look to fill niche areas within our existing businesses in key areas such as surface ship power and propulsion, UAVs, optics, government services, robotics, heavy propulsion, training, simulators, signal intelligence and communications, sensors, general aviation products, sensors for biological, chemical and weapons of mass destruction (WMD) analysis, aircraft modernization facilities and microwave and laser products for communications and radar."

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L-3 Communications Announces Fourth Quarter 2005 Results

"In fact, two of our recent acquisitions, EOTech and Applied Signal and Image Technology (ASIT) are already making significant contributions to the expansion of L-3's sensors and signals intelligence with recent contract awards."

Financial Outlook for 2006

The company also revised its financial guidance for the year ending December 31, 2006, as follows:

•	sales in excess of $12 billion including all acquisitions completed to date and SAM Electronics. The 2006 sales includes estimated organic sales growth for the year of between 8% and 10%, although actual organic sales growth could vary significantly each quarter;

•	diluted EPS of between $4.80 and $4.95, with operating margin of approximately 10.2%, interest expense of approximately $290 million, an estimated effective income tax rate of between 37.0% and 37.5% and weighted average diluted shares outstanding slightly above 123 million. The company's diluted EPS and operating margin estimates for 2006 include the impact of adopting SFAS No. 123R, Share-Based Payment, which is expected to reduce diluted EPS for 2006 by approximately $0.20 and reduce operating margin by 30 basis points; and

•	free cash flow in excess of $800 million, comprised of net cash from operating activities in excess of $940 million, less net capital expenditures of about $140 million.

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L-3 Communications Announces Fourth Quarter 2005 Results

CONFERENCE CALL

In conjunction with this release, L-3 Communications will host a conference call on the same day at 10:00 AM ET that will be simultaneously broadcast live over the Internet. Frank C. Lanza, chairman and chief executive officer, Michael T. Strianese, senior vice president and chief financial officer, and Cynthia Swain, vice president – corporate communications, will host the call today, Tuesday, January 31, 2006.

10:00 AM ET
   9:00 AM CT
   8:00 AM MT
   7:00 AM PT

Listeners may access the conference call live over the Internet at the following web address:
http://phx.corporate-ir.net/playerlink.zhtml?c=120146&s=wm&e=1195908
or
http://www.L-3com.com

Please allow fifteen minutes prior to the call to download and install any necessary audio software. The archived version of the call may be accessed at these sites or by dialing (800) 642-1687 (passcode: 4276033), beginning approximately two hours after the call ends, and will be available until the company's next quarterly earnings release.

Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services. The company is a leading merchant supplier of a broad array of high technology products, including guidance and navigation, sensors, scanners, fuzes, data links, propulsion systems, simulators, avionics, electro optics, satellite communications, electrical power equipment, encryption, signal intelligence, antennas and microwave components. L-3 also supports a variety of Homeland Security initiatives with products and services. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors.

To learn more about L-3 Communications, please visit the company's web site at www.L-3com.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

# # #

- Financial Tables Follow -

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L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(In millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2005	2004		2005	2004
Sales:
Contracts, primarily U.S. Government	$2,649.0	$1,693.6		$8,549.2	$6,155.6
Commercial, primarily products	251.2	217.6		895.5	741.4
Consolidated sales	$2,900.2	$1,911.2		$9,444.7	$6,897.0
Costs and expenses:
Contracts, primarily U.S. Government	$2,372.5	$1,499.0		$7,633.3	$5,476.8
Commercial, primarily products:
Cost of sales	163.8	138.1		582.2	459.0
Selling, general and administrative expenses	41.9	33.9		166.8	141.4
Research and development expenses	15.9	20.7		65.7	71.2
Consolidated costs and expenses	$2,594.1	$1,691.7		$8,448.0	$6,148.4
Operating income	306.1	219.5		996.7	748.6
Interest and other (income) expense	0.9	(9.0)		(5.5)	(7.3)
Interest expense	67.6	38.5		204.2	145.3
Minority interests in net income of consolidated subsidiaries	1.8	1.8		9.7	8.9
Loss on retirement of debt	—	5.0		—	5.0
Income before income taxes	235.8	183.2		788.3	596.7
Provision for income taxes	84.4	63.9		279.8	214.8
Net income	$151.4	$119.3		$508.5	$381.9
Earnings per share:
Basic	$1.26	$1.05		$4.28	$3.54
Diluted	$1.24	$1.01	(a)	$4.20	$3.33	(a)
Weighted average common shares outstanding:
Basic	120.1	113.7		118.8	107.8
Diluted	122.4	118.6		121.2	117.4

(a)	In order to calculate diluted earnings per share for the three and twelve months ended December 31, 2004, the after-tax interest expense savings on the assumed conversions of the CODES must be added to net income and then divided by the weighted average number of shares outstanding. The amount to add to net income is $0.8 million for the three months ended December 31, 2004 and $9.1 million for the twelve months ended December 31, 2004.

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L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECTED FINANCIAL DATA
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Funded Orders	$2,773.0	$2,098.6	$10,365.4	$7,563.7
Reportable Segment Operating Data:
Sales:
C3ISR	$705.2	$423.3	$2,170.1	$1,663.6
Government Services	678.5	294.5	1,819.8	1,059.9
Aircraft Modernization and Maintenance	584.2	544.2	2,289.1	1,912.9
Specialized Products	932.3	649.2	3,165.7	2,260.6
Consolidated	$2,900.2	$1,911.2	$9,444.7	$6,897.0
Operating income:
C3ISR	$71.4	$61.4	$249.9	$218.0
Government Services	65.5	39.0	168.6	124.1
Aircraft Modernization and Maintenance	57.7	44.8	227.4	186.1
Specialized Products	111.5	74.3	350.8	220.4
Consolidated	$306.1	$219.5	$996.7	$748.6
Operating margin:
C3ISR	10.1%	14.5%	11.5%	13.1%
Government Services	9.7%	13.2%	9.3%	11.7%
Aircraft Modernization and Maintenance	9.9%	8.2%	9.9%	9.7%
Specialized Products	12.0%	11.4%	11.1%	9.7%
Consolidated	10.6%	11.5%	10.6%	10.9%
Depreciation and amortization:
C3ISR	$11.2	$7.7	$35.8	$32.3
Government Services	4.1	1.8	12.6	6.3
Aircraft Modernization and Maintenance	7.9	5.4	26.9	21.9
Specialized Products	20.6	14.6	77.5	58.5
Consolidated	$43.8	$29.5	$152.8	$119.0
Cash flow data:
Net cash from operating activities	$267.3	$212.7	$846.8	$620.7
Net cash used in investing activities	(101.4)	(371.6)	(3,547.3)	(555.5)
Net cash from financing activities	1.7	444.9	2,441.0	453.3
Net increase (decrease) in cash	$167.6	$286.0	$(259.5)	$518.5
Reconciliation of GAAP to Non-GAAP measurements:
Net cash from operating activities	$267.3	$212.7	$846.8	$620.7
Less: Capital expenditures	(48.7)	(27.0)	(119.9)	(80.5)
Add: Dispositions of property, plant and equipment	1.0	2.4	3.2	11.9
Titan class action settlement payments	67.4	—	67.4	—
Free cash flow(b)	$287.0	$188.1	$797.5	$552.1

	December 31, 2005	December 31, 2004
Period end data:
Funded Backlog	$7,000.9	$4,757.9
Cash & cash equivalents	$393.9	$653.4
Total debt	$4,633.5	$2,189.8
Minority interests	$81.2	$77.5
Shareholders' equity	$4,490.7	$3,799.8

(b)	The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). For the three months and year ended December 31, 2005, free cash flow also excludes payments of $67.4 million to settle Titan shareholder class action and derivative action lawsuits, which were approved by L-3 as part of the Titan acquisition and are included in net cash from operating activities. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on a common stock and investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.